Exhibit 32

Certification Pursuant to 18 USC Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned, the President and Chief Executive Officer and the Chief Financial Officer of First State Financial Corporation (the “Company”), each certify that, to such officer’s knowledge on the date of this certification:

1.	The report of the Company for the period ending December 31, 2008 as filed with the Securities and Exchange Commission on this date fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 15, 2009	By:	/s/ John E. “Jed” Wilkinson
John E. “Jed” Wilkinson
President and Chief Executive Officer

Date: May 15, 2009	By:	/s/ Dennis Grinsteiner
Dennis Grinsteiner
Executive Vice President and Chief Financial Officer